Consent of Independent Auditors

We consent to the reference to our firm under the caption “Independent Auditors” in the prospectus and to the use of our reports (1) dated April 13, 2001 with respect to the statutory-basis financial statements and schedules of Transamerica Occidental Life Insurance Company and (2) dated March 2, 2001 with respect to the subaccounts of Transamerica Occidental Life Insurance Company Separate Account VUL-2 which are available for investment by contract owners of the Transamerica Lineage Variable Universal Life Insurance, included in Post-Effective Amendment No. 5 to the Registration Statement (Form S-6 No. 333-63215) and the related Prospectus of Transamerica Tribute Variable Universal Life.

/s/ Ernst & Young LLP

Los Angeles, California
April 24, 2001